As filed with the Securities and Exchange Commission on May 16, 2003
                            Registration No. 333-_______
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
 _____________________________________________________________________
                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
  ---------------------------------------------------------------------
                          FIRST SECURITY BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                               KENTUCKY 61-1364206
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                 318 East Main Street, Lexington, Kentucky 40507
               (Address of Principal Executive Offices) (Zip Code)

                  First Security Bancorp, Inc. Stock Award Plan
                            (Full title of the plan)

                          John S. Shropshire, President
                          First Security Bancorp, Inc.
                              318 East Main Street
                               Lexington, KY 40507
                     (Name and address of agent for service)

                                 (859) 367-3718
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

Title of each                                     Proposed maximum     Proposed maximum
class of securities              Amount to be     offering price       aggregate offering    Amount of
to be registered                 registered(1)    per share            price(1)              registration fee

                                      73,300           $19.50(2)           $1,429,350(2)             $116
Common Stock,                          4,700           $22.00(3)             $103,400(3)              $ 8
no par value                          22,000           $19.55(3)             $430,100(3)              $35


(1) On March 18, 2003, the First Security Bancorp, Inc. Stock Award Plan was amended and restated to increase the number of shares of common stock that may be awarded under such plan from 100,000 to 200,000. 100,000 of the shares issuable under such plan were registered by the Registrant on that certain Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 23, 2002 (Registration No. 333-98625). This number of shares represents the maximum number of additional shares which may issued under such plan as a result of such plan's amendment and restatement on March 18, 2003.

(2) The exercise price for options for 73,300 shares is unknown. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and ask prices on May 7, 2003 on the Over-the-Counter Bulletin Board.

(3) In accordance with Rule 457(h), based on price upon which options for 4,700 shares and 22,000 shares may be exercised.

EXPLANATORY NOTE:
A Registration Statement was filed on Form S-8 on August 23, 2002 (Registration No. 333-98625) (the "Prior Registration Statement"), to register under the Securities Act of 1933, as amended (the "Securities Act"), 100,000 shares of First Security Bancorp, Inc.'s (the "Company") common stock, no par value (the "Common Stock"), issuable by the Company under the First Security Bancorp, Inc. Stock Award Plan (the "Plan"). On March 18, 2003, the Plan was amended and restated to increase the number of shares of Common Stock that may be awarded under the Plan from 100,000 to 200,000. The number of shares currently registered under the Prior Registration Statement is 100,000. This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of 1933 of an additional 100,000 shares of the Company's Common Stock issuable, at any time or from time to time after the date hereof, upon exercise of stock options granted, or to be granted, under the Plan. Pursuant to General Instruction E to Form S-8, the Company hereby incorporates herein by reference the contents of the Prior Registration Statement.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II
             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

(i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-49781);
(ii) the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2003 (File No. 000-49781);
(iii)    the Company's Current Report on Form 8-K dated February 24, 2003
         (File No. 000-49781);
(iv)     the Company's Current Report on Form 8-K dated March 2, 2003
         (File No. 000-49781);
(v)      the Company's Current Report on Form 8-K dated April 22, 2003
         (File No. 000-49781);
(vi)     those portions of the Company's  definitive  Proxy Statement
         (File No. 000-49781) for it's Annual Meeting of Shareholders to be held on May 26, 2003 that are incorporated by reference into Items 9, 10, 11 and 12 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-49781); and
(vii) the Company's Registration Statement on Form 8-A filed April 30, 2002 (File No. 000-49781).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.
Description of Securities

Not applicable.

Item 5.
Interests of Named Experts and Counsel

Not applicable.

Item 6.
Indemnification of Directors and Officers

     Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation.

         Article VIII entitled INDEMNIFICATION, of the Company's Bylaws provides as follows:

ARTICLE VIII

Indemnification

8.1      Definitions.  As used in this Article VIII:

     (a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;
     (b) "Party" includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding; (c) "Expenses" include attorneys' fees; (d) "Officer" means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer,
         Secretary or any other officer of the Corporation; and
     (e) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, registered limited liability partnership, joint venture, association, trust, employee benefit plan or other entity. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

8.2      Indemnification by Corporation.

     (a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if: (1) Such Officer or Director conducted himself in good faith; and

         (2)  Such Officer or Director reasonably believed:
(i) In the case of conduct in his official capacity with the Corporation, that his conduct was in the best interests of the Corporation; and
(ii) In all other cases, that his conduct was at least not opposed to the best interests of the Corporation; and

         (3) In the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (b) A Director's conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 8.2 (a)(2)(ii) of these Bylaws.

     (c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding, except (1) if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable Expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation, and
         (2) if the Proceeding charged improper personal benefit to the Officer or Director and the Officer or Director was adjudged liable on the basis that improper personal benefit was improperly received by him, indemnification shall not be made. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 8.2.

     (d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 8.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

              (i) The Corporation receives (I) a written affirmation by the
                  Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 8.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

              (ii)The Corporation's Board of Directors (or other appropriate decision maker for the Corporation) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

         (2) The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

         (3) Determinations and authorizations of payments under this Section 8.2(d) shall be made in the manner specified in Section 8.2(e) of these Bylaws.

     (e) (1) The Corporation shall not indemnify an Officer or Director under this Section 8.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 8.2.

         (2)  Such determination shall be made:

              (i) By the  Corporation's  Board of  Directors  by majority  vote of a quorum consisting of directors not at the time Parties to the Proceeding;

              (ii)If a quorum cannot be obtained under Section 8.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Corporation's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

              (iii)        By special legal counsel:

                   (I)Selected by the Corporation's Board of Directors or its
                      committee in the manner prescribed in Sections 8.2(e)(2)(i) and (ii) of these Bylaws; or
                  (II)If a quorum of the Board of Directors cannot be obtained under Section 8.2(e)(2)(i) of these Bylaws and a committee cannot be designated under Section 8.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

              (iv)By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

         (3) Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 8.2(e)(2)(iii) of these Bylaws to select counsel.

8.3 Further Indemnification. Notwithstanding any limitation imposed by Section

8.2 of these Bylaws or elsewhere and in addition to the indemnification set forth in Section 8.2 of these Bylaws, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines, settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his capacity as an Officer or Director.

8.4 Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

The following Exhibits are filed herein:

Exhibit No.       Description

4.1               Articles of Incorporation of First Security Bancorp, Inc.
                  (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form SB-2 [File No. 333-43444])

4.2 Articles of Amendment to Articles of Incorporation of First Security Bancorp, Inc. (incorporated by reference to
                  Exhibit 3.2 of the Company's Registration Statement on
                  Form SB-2  [File No. 333-43444])

5                 Opinion of Stoll, Keenon & Park, LLP

10.1 First Security Bancorp, Inc. Stock Award Plan (Amended and Restated as of March 18, 2003) (incorporated by reference to
                  Exhibit 10.9 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 [File No.
                  000-49781])

23.1     Consent of Crowe Chizek and Company LLC

23.2     Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5)
Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)      The registrant will:

         (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the small business issuer's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on March 18, 2003.

                                   By:      /s/ John S. Shropshire
                                  ---------------------------------------------
                                            John S. Shropshire
                                          President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature                        Title                            Date

/s/ John S. Shropshire     President, Chief Executive Officer  March 18, 2003
-----------------------    and Chairman of the Board
John S. Shropshire         of Directors
                           (Principal Executive Officer)



 /s/ John G. Sullivan       Vice President and                 April 25, 2003
------------------------    Chief Financial Officer
John G. Sullivan            (Principal Financial and
                            Accounting Officer)


____________________        Director                           ____ ___, 2003
Len Aldridge


 /s/ Dennis R. Anderson     Director                           March 18, 2003
-----------------------
Dennis R. Anderson


 /s/ John D. Barlow         Director                           ____ ___, 2003
------------------------
John D. Barlow


______________________      Director                           ____ ___, 2003
Julian E. Beard


 /s/ Harold Glenn Campbell  Director                           March 18, 2003
--------------------------
Harold Glenn Campbell

 /s/ William A. Combs, Jr.  Director                           March 18, 2003
--------------------------
William A. Combs, Jr.


______________________      Director                           ____ ___, 2003
A. F. Dawahare


/s/ Dr. Kenneth L. Gerson  Director                           March 18, 2003
-------------------------
Dr. Kenneth L. Gerson


______________________      Director                           ____ ___, 2003
Tommy R. Hall


/s/ Erle L. Levy            Director                           March 18, 2003
-----------------------
Erle L. Levy


 /s/ David R. McCulloch     Director                           March 18, 2003
---------------------------
David R. McCulloch


 /s/ Dr. Ira P. Mersack     Director                           March 18, 2003
--------------------------
Dr. Ira P. Mersack


______________________      Director                           ____ ___, 2003
Fon Rogers, II


 /s/ Robert J. Rosenstein   Director                           March 18, 2003
---------------------------
Robert J. Rosenstein


______________________      Director                           ____ ___, 2003
Nick O. Rowe


______________________      Director                          _____ ___, 2003
Dr. Ronald J. Saykaly

 /s/ Richard S. Trontz      Director                           March 18, 2003
-----------------------
Richard S. Trontz

______________________      Director                           ___ ___, 2003
William T. Vennes


 /s/ Kathy E. Walker        Director                           March 18, 2003
----------------------
Kathy E. Walker


______________________      Director                           ____ ___, 2003
D. Woodford Webb, Jr.

                                  EXHIBIT INDEX

Exhibit No.       Description

4.1               Articles of Incorporation of First Security Bancorp, Inc.
                  (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form SB-2 [File No. 333-43444])

4.2 Articles of Amendment to Articles of Incorporation of First Security Bancorp, Inc. (incorporated by reference to
                  Exhibit 3.2 of the Company's Registration Statement on
                  Form SB-2  [File No. 333-43444])

5                 Opinion of Stoll, Keenon & Park, LLP

10.1 First Security Bancorp, Inc. Stock Award Plan (Amended and Restated as of March 18, 2003) (incorporated by reference to
                  Exhibit 10.9 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 [File No.
                  000-49781])

23.1              Consent of Crowe Chizek and Company LLC

23.2              Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5)

EXHIBIT 5
OPINION OF STOLL, KEENON & PARK, LLP
AS TO THE VALIDITY OF THE SHARES OF FIRST SECURITY BANCORP, INC. COMMON STOCK BEING REGISTERED


May 16, 2003
First Security Bancorp, Inc.
318 East Main Street
Lexington, Kentucky 40507

Re: 100,000 Shares of Common Stock, No Par Value Per Share, of First Security Bancorp, Inc. a Kentucky Corporation ("Company")


Ladies and Gentlemen:

     The undersigned has participated in the preparation of a registration statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission in respect to up to 100,000 shares of the Company's common stock, no par value per share ("Common Stock"), which can be issued by the Company pursuant to the First Security Bancorp, Inc. Stock Award Plan (Amended and Restated as of March 18, 2003) (the "Plan").

     For purposes of rendering the opinions expressed herein, the undersigned has examined the Company's articles of incorporation and all amendments thereto; the Company's bylaws and all amendments thereto; the Plan and such of the Company's corporate records as the undersigned has deemed necessary and material to rendering the undersigned's opinion. The undersigned has relied upon certificates of public officials and representations of the Company's officials, and has assumed that all documents examined by the undersigned as originals are authentic, that all documents submitted to the undersigned as photocopies are exact duplicates of original documents and that all signatures on all documents are genuine.

         Based upon and subject to the foregoing and subsequent assumptions, qualifications and exceptions, it is the undersigned's opinion that:

1. The Company is a duly organized corporation in good standing under Commonwealth of Kentucky and has all requisite power and authority to issue, sell and deliver the subject securities, and to carry on its business and own its property as now conducted;

2. The shares of Common Stock to be issued by the Company in accordance with the terms set forth in the Registration Statement have been duly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities law provisions as may be applicable have been complied with and (b) such shares have been duly delivered to Plan participants as contemplated by the Registration Statement, such shares of Common Stock will be legally issued, fully paid and nonassessable.

The opinions expressed above are limited by the following assumptions, qualifications and exceptions:

a. The undersigned is licensed to practice law only in the Commonwealth of Kentucky and expresses no opinion with respect to the effect of any laws other than those of the Commonwealth of Kentucky and of the United States of America;

b. The opinions stated herein are based upon statutes, regulations, rules, court decisions and other authorities existing and effective as of the date of this opinion, and the undersigned undertakes no responsibility to update or supplement said opinion in the event of or in response to any subsequent changes in the law or said authorities, or upon the occurrence after the date hereof of events or circumstances that, if occurring prior to the date hereof, might have resulted in different opinions; and

c. These opinions are limited to the legal matters expressly set forth herein, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement as well as all state regulatory bodies and jurisdictions where qualification is sought for the sale of the subject securities.

                                           Very truly yours,

                                           /s/ Stoll, Keenon & Park, LLP

Consent of Independent Public Accountants
EXHIBIT 23.1

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement of First Security Bancorp, Inc., of our report dated January 24, 2003 on the consolidated financial statements of First Security Bancorp, Inc., as of December 31, 2002 and 2001 and for the years then ended as included in the registrant's annual report on Form 10-KSB.

                                           \s\ Crowe Chizek and Company LLC
                                               Crowe Chizek and Company LLC
Lexington, Kentucky
May 16, 2003

                            STOLL, KEENON & PARK, LLP
                        300 West Vine Street, Suite 2100
                            Lexington, Kentucky 40507
                                 (859) 231-3000

                                  May 16, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Registration Statement on Form S-8 First Security Bancorp, Inc.

Dear Sir or Madam:

     On behalf of First Security Bancorp, Inc. (the "Company"), we transmit herewith for filing under the Securities Act of 1933, as amended, the Company's Registration Statement on Form S-8, dated May 16, 2003, together with the exhibits thereto, in connection with the registration of 100,000 shares of no par value Common Stock.

     The registration fee of $159 has been wire transferred to the Commission's account at Mellon Bank in Pittsburgh, Pennsylvania.

     Pursuant to General Instruction G to Form S-8, the within registration statement will become effective automatically upon filing.

                                                Very truly yours,

                                                STOLL, KEENON & PARK, LLP

                                           By:  __/s/ J. David Smith, Jr.____
                                                -----------------------
                                                     J. David Smith, Jr.